Composite
Technology
Corporation                          Innovative Solutions for the Power Industry
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE

          COMPOSITE TECHNOLOGY SIGNS AGREEMENT TO ACQUIRE EU ENERGY PLC
              SECURING RIGHT TO ACQUIRE THE DEWIND TURBINE BUSINESS

IRVINE, CA - June 5, 2006 - Composite Technology Corporation (CTC) (OTC Bulletin
Board: CPTC) is pleased to announce the execution of the Share Exchange Agreement with shareholders of EU Energy plc representing at least 95% of the issued and outstanding shares of EU Energy plc (EU Energy), which allows the acquisition of 100% of EU Energy. EU Energy owns 100% of the issued and outstanding capital stock of a group of companies which own the rights to produce and sell worldwide the DeWind range of wind energy generation turbines.

Under the terms of the Share Exchange Agreement, subject to customary closing conditions, the EU Energy shareholders executing such agreement have agreed to transfer all of their shares in EU Energy to CTC, and, following a special EU Energy Shareholders' Meeting on the 14th of June and a closing scheduled for July 3, 2006, CTC expects to receive 100% of the ownership of EU Energy, with any dissenting shareholders transferring their shares in accordance with the terms of certain "drag along" rights. The entire share capital of EU Energy will be transferred to CTC in exchange for 39,169,665 shares of CTC's unregistered common stock. The shares of CTC common stock issued to the five major shareholders and representing 73.89% of the total EU Energy issued and outstanding shares will be subject to a lock-up agreement with indemnification obligations, in an "EU Energy Principals' Agreement". Mr. Michael Porter, the CEO of EU Energy, will be appointed as the President of CTC while Mr. Benton Wilcoxon will remain as Chief Executive Officer of CTC following completion of the acquisition.

The pricing of the transaction was established based on the CTC share price at the close on May 11, 2006 and each selling shareholder will receive three (3) CTC shares of common stock for every two (2) shares of EU Energy. This fixes the value of EU Energy at approximately $60.7 million.

Through various frame agreements for the new 2 megawatt (MW) D8.2 60Hz wind energy turbines, EU Energy customers have agreed to purchase 2,526MW (1,263 turbines) for delivery in 2007-2012, including certain customers which have signed turbine purchase agreements for 286MW (142 turbines) for delivery in 2007. These frame agreements represent anticipated revenue of approximately $2.8 billion for EU Energy. Supply agreements with vendors of the major components for the D8.2 turbines are in place for 2007 production commitments. EU Energy plans to assemble and deliver two 50Hz D8.1 turbines during 2006. The initial production for the 60Hz D8.2 turbines for delivery in 2007 will be assembled in Lubeck, Germany, until a planned assembly facility in North America is completed.

Additionally, EU Energy has entered into non-exclusive license agreements with two companies to produce and sell the existing 1.25MW D6 turbine in China and another non-exclusive license agreement with another Chinese company to produce and sell the existing 2MW D8 turbine there as well. EU Energy has also signed a Letter of Intent for an Indian joint venture to produce the D6 turbine in India.

The Share Exchange Agreement will be filed under Form 8-K with the Securities and Exchange Commission (SEC) within the next three business days.


2026 McGaw Avenue, Irvine, California 92614                    Tel: 949.428.8500
Fax: 949.660.1533                                      www.compositetechcorp.com

Benton H Wilcoxon, CEO of CTC and Michael Porter, CEO of EU Energy have released the following joint statement: "CTC and the EU Energy team have been working together for two years to identify and secure excellence in wind power technologies that will accelerate the implementation of wind power generation as an economically viable reality for renewable energy. We believe that DeWind turbines and CTC conductors, each address urgent issues facing congested grid systems as well as the need for reliable renewable energy, while contributing significantly to efforts to make the electrical supply industry greener, and more efficient. We look forward to making our vision a real alternative for the industry." Mr. Wilcoxon further stated, "The DeWind product line combines the best of the tradition of German engineering and reliability with important innovations that is designed to set the next benchmark in wind generation performance and economics."

EU Energy/DeWind has two existing turbine models rated at 1.25MW and 2MW. The flagship 2MW D8 turbine was introduced in Europe in 2002 and with its gearbox that has had a zero-failure rating over the past five years, it has been noted as one of the most reliable turbines in the industry. The next generation of turbines to be introduced next year, known as the D8.2 and D8.1, are in the final stages of development and will integrate the advanced WinDrive hydrodynamic torque converter developed by Voith. The new torque converter will be directly attached to DeWind's proven drive train and control system and will use a synchronous AC generator that connects directly to the power grid without the use of power conversion electronics. This novel arrangement will eliminate many of the traditional problems associated with integrating wind energy into the modern grid. These enhanced versions will be sold as the D8.2 in the U.S., Canada and other 60Hz markets and the D8.1 worldwide in 50Hz markets.

ABOUT CTC:

Composite Technology Corporation, based in Irvine, California, develops, manufactures and sells novel products that introduce the advantages of high performance composite materials to create superior applications for the generation, transmission and distribution of electrical power. The company's novel and proprietary Aluminum Composite Core Conductor (ACCC) is a cost effective solution for the introduction of reserve electrical transmission capacity into a saturated electrical grid, while reducing operating costs and in many cases capital costs. The elimination of significant sag at higher operating temperatures allows users of ACCC to reduce transmission bottlenecks, span large distances, reduce supporting structures and improve grid reliability. ACCC is superior to conventional conductors of the same diameter in many ways, including:

o Replaces existing steel core conductors and increases energy capacity up to 2 times

o     Virtually eliminates sag caused by high load, high-temperature conditions

o Requires fewer structures along new Rights of Way, reducing construction costs and time

o Reduces line losses compared with same diameter conventional cables at same operating temperatures

o     Eliminates any bi-metallic corrosion issues

For further information visit our website at: http://www.compositetechcorp.com

For Investor Relations Contact: James Carswell, (949) 428 8500

For Media Relations Contact: Kevin C. Coates (949) 428-8500


--------------------------------------------------------------------------------
Composite Technology Corporation Press release                       Page 2 of 3

This press  release may contain  forward-looking  statements,  as defined in the
Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, or the Company's ability to manage growth. In addition, the closing of the EU Energy acquisition is subject to the satisfaction of a number of customary closing conditions. If these conditions are not satisfied, the acquisition may not be completed. Also, the achievement of the benefits of the EU Energy acquisition is subject to risks associated with acquisitions generally such as the potential for higher than anticipated integration costs, failure to achieve anticipated synergies, failure to retain key employees, the loss of customers, and failure to execute on the EU Energy business plan. Other risk factors attributable to the Company's business segment may affect the actual results achieved by the Company and are included in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2005 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K.


--------------------------------------------------------------------------------
Composite Technology Corporation Press release                       Page 3 of 3